Exhibit 99.1

FFBW, Inc. Announces Financial Results for the Three Months Ended March 31, 2021

Brookfield, WI, May 11, 2021 – FFBW, Inc. (Nasdaq: FFBW) (the “Company”), the parent company of First Federal Bank of Wisconsin (the “Bank”), a federally chartered stock savings bank offering full-service commercial banking, consumer banking and residential lending, today announced unaudited financial results for the three months ended March 31, 2021.  For the three months ended March 31, 2021, net income was $670,000, or $0.10 per diluted share, compared to $407,000, or $0.06 per diluted share, for the three months ended March 31, 2020, a 64.7% increase quarter to quarter. For the three months ending March 31, 2021 the dilutive weighted average shares outstanding were 6,662,000 compared to 7,097,000 for the three months ended March 31, 2020.

Share Repurchase Program

During March of 2021, the Company began the execution of a stock purchase program. The program authorized the Company to repurchase up to 10% of the outstanding stock. Through March 31, 2021, 409,000 or 5.3% of the outstanding shares were repurchased, reducing the total number of shares outstanding at the end of the quarter to 7,286,000.

Edward H. Schaefer, President and CEO, stated, “A significant focus of our team’s efforts during the first quarter was the integration of the Mitchell Bank acquisition, highlighted by the successful core system integration in early April 2021. The Mitchell Bank acquisition has provided our team the needed experience as we seek future branch and bank acquisition opportunities. Additionally, the team continues to organically grow earnings. Despite the continuing impact of acquisition integration related costs, totaling $130,000 in the first quarter, we managed to grow our earnings quarter over quarter. During the remainder of the year, the team will focus on using our additional lending capacity created by the acquisition to grow our small business platform with the same discipline that has resulted in our strong credit performance of our portfolio during the pandemic. I am very proud of our team’s efforts in the first quarter.”

Financial Highlights at March 31, 2021

•	At March 31, 2021, the Bank had a Tier 1 Risk-Based Capital ratio of 33.9%.

•	At March 31, 2021, the allowance for loan loss was 1.36% of total loans and 244.9% of non-performing loans.

•	At March 31, 2021, the Bank has no other real estate owned (OREO).

Income Statement and Balance Sheet Overview

Total interest and dividend income increased $359,000 or 12.8%, to $3.2 million for the three months ended March 31, 2021 compared to $2.8 million for the three months ended March 31, 2020.  Average interest-earning assets increased $53.0 million, or 20.5%, to $311.0 million for the three months ended March 31, 2021 compared to $258.0 million for the three months ended March 31, 2020, and the weighted average yield on interest-earning assets decreased 28 basis points when comparing the 2021 and 2020 periods. The decrease in average yield was primarily the result of declining market interest rates and increased market competition.

Total interest expense decreased $278,000, or 51.1%, to $226,000 for the three months ended March 31, 2021 compared to $544,000 for the three months ended March 31, 2020.  Average interest-bearing liabilities increased $26.6 million, or 17.4%, to $179.9 million for the three months ended March 31, 2021 from $153.3 million for the three months ended March 31, 2020. The rate paid on interest-bearing liabilities decreased 83 basis points to 0.59% for the three months ended March 31, 2021 compared to 1.42% for the three months ended March 31, 2020.

Net interest margin was 3.73% for the three months ended March 31, 2021, compared to 3.51% for the three months ended March 31, 2020.

The loan loss provision was $0 for the three months ended March 31, 2021 compared to $40,000 for the three months ended March 31, 2020.  At March 31, 2021, our allowance for loan loss was $2.8 million, or 1.36%, of total loans. At March 31, 2021, the Bank’s allowance for loan losses excluding government guaranteed PPP loans is 1.46% of total loans.

Noninterest income increased $192,000, or 117.8% to $355,000 for the three months ended March 31, 2021 compared to $163,000 for the three months ended March 31, 2020.  The increase was due primarily to an increase in the gain on sale of loans of $126,000 due to an increase in refinance volume.

Noninterest expense increased $559,000 to $2.4 million for the three months ended March 31, 2021 compared to $1.8 million for the three months ended March 31, 2020.  The increase was primarily due to an increase in salaries and employee benefits expenses of $230,000 and an increase in data processing expenses of $131,000. Both increases were influenced by the acquisition of Mitchell Bank.

Total assets decreased $1.2 million, or 0.4%, to $337.8 million at March 31, 2021 from $339.0 million at December 31, 2020 in part due to the share repurchase activity.

Nonaccrual loans were $1.1 million, or 0.56% of total loans, at March 31, 2021 and $1.1 million, or 0.49% of total loans, at December 31, 2020. Non-performing assets were $1.1 million, or 0.34% of total assets, at March 31, 2021 compared to $1.2 million, or 0.35% of total assets, at December 31, 2020.

About the Company

FFBW, Inc. is the holding company for First Federal Bank of Wisconsin, a wholly owned subsidiary. The Company’s stock trades on the NASDAQ Capital Market under the symbol “FFBW.”  First Federal Bank of Wisconsin is a full-service stock savings bank based in Waukesha, Wisconsin, servicing customers in Waukesha and Milwaukee Counties in Wisconsin through four branch locations.

Cautionary Statement Regarding Forward-Looking Statements

This release contains forward-looking statements, which can be identified by the use of words such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect” and words of similar meaning. These forward-looking statements include, but are not limited to: statements of our goals, intentions and expectations; statements regarding our business plans, prospects, growth and operating strategies; statements regarding the quality of our loan and investment portfolios; and estimates of our risks and future costs and benefits. These forward-looking statements are based on current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: general economic conditions, either nationally or in our market areas, that are worse than expected; economic or regulatory changes related to the COVID-19 pandemic; changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; our ability to access cost-effective funding; fluctuations in real estate values and both residential and commercial real estate market conditions; demand for loans and deposits in our market area; our ability to implement and change our business strategies; competition among depository and other financial institutions; inflation and changes in the interest rate environment that reduce our margins and yields, our mortgage banking revenues, the fair value of financial instruments or our level of loan originations, or increase the level of defaults, losses and prepayments on loans we have made and make; adverse changes in the securities or secondary mortgage markets; changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements, including as a result of Basel III; the impact of the Dodd-Frank Act and the implementing regulations; changes in the quality or composition of our loan or investment portfolios; technological changes that may be more difficult or expensive than expected; the inability of third-party providers to perform as expected; our ability to manage market risk, credit risk and operational risk in the current economic environment; our ability to enter new markets successfully and capitalize on growth opportunities;  our ability to successfully integrate into our operations any assets, liabilities, customers, systems and management personnel we may acquire and our ability to realize related revenue synergies and cost savings within expected time frames, and any goodwill charges related thereto; changes in consumer spending, borrowing and savings habits; changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the Securities and Exchange Commission or the Public Company Accounting Oversight Board; our ability to retain key employees; our compensation expense associated with equity allocated or awarded to our employees; and changes in the financial condition, results of operations or future prospects of issuers of securities that we own. Because of these and a wide variety of other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements.

Contact: Edward H. Schaefer, President & CEO

(262) 542-4448

FFBW, Inc.

Balance Sheets

March 31, 2021 (Unaudited) and December 31, 2020

(In thousands)

	March 31,	December 31,
Assets	2021	2020

Cash and cash equivalents	$ 59,125	$ 41,479
Available for sale securities, stated at fair value	56,463	64,243
Net Loans	204,474	216,431
Premises and equipment, net	5,551	5,594
Foreclosed assets	-	125
Other assets	12,138	11,100

TOTAL ASSETS	$ 337,751	$ 338,972

Liabilities and Equity

Deposits and escrow	$ 229,968	$ 226,625
Borrowings	7,500	7,500
Other liabilities	1,208	1,582
Total liabilities	238,676	235,707

Total equity	99,075	103,265

TOTAL LIABILITIES AND EQUITY	$ 337,751	$ 338,972

FFBW, Inc.

Condensed Statements of Income

Three Months Ended March 31, 2021 and 2020 (Unaudited)

(In thousands, except share data)

	2021	2020

Interest and dividend income:	$ 3,166	$ 2,807

Interest expense:	266	544

Net interest income	2,900	2,263
Provision for loan losses	-	40

Net interest income after provision for loan losses	2,900	2,223

Noninterest income:	355	163

Noninterest expense:	2,403	1,844

Income before income taxes	852	542
Provision for income taxes	182	135

Net income (loss)	$ 670	$ 407

Earnings (loss) per share
Basis	$ 0.10	$ 0.06
Diluted	$ 0.10	$ 0.06